Exhibit 99.2

CB Financial Services, Inc. and First West Virginia Bancorp, Inc. Agree to Merge

CARMICHAELS, Pa. and WHEELING, W.Va., Nov. 16, 2017 (GLOBE NEWSWIRE) -- CB Financial Services, Inc. (“CB”) (NASDAQ:CBFV), the Carmichaels-based holding company for Community Bank, and First West Virginia Bancorp, Inc. (“First West Virginia”) (OTCQX:FWVB), the Wheeling-based holding company for Progressive Bank, N.A., announced today the signing of a definitive merger agreement under which First West Virginia will merge with and into CB in a cash and stock transaction valued at approximately $49.0 million.  On a combined basis, CB will have more than $1.25 billion in total assets and will expand its footprint into new markets in which key members of the CB management team, including its President, have had significant executive-level experience with local community banks.

Barron P. McCune, Jr., CB’s Vice Chairman and Chief Executive Officer, said, “We are thrilled to welcome the bankers at Progressive Bank into the Community Bank family.  Many of us have long ties with Wheeling and the Ohio Valley.  We know that, Progressive Bank, like us, takes pride in outstanding personal service and in supporting our communities.  Together, we will be able to offer more service, better products, and additional locations for our new customers.”

William G. Petroplus, First West Virginia’s President and Chief Executive Officer, added, “We’re pleased to announce this combination with Community Bank.  In exploring our strategic options, we looked for a partner that would fit the culture of our bank.  Community Bank was a natural choice.  We have always been impressed by Community Bank’s devotion to its employees, customers and communities.  Our combined strength will provide us with an increased opportunity to capture greater market share within our market.”

Patrick G. O’Brien, CB’s President, said, “I echo Pat McCune’s and Bill Petroplus’ comments about how exciting it is to be bringing the great cultures of our banks together.  Having worked in the Ohio Valley for part of my banking career, it is particularly gratifying to have the opportunity to serve these businesses, consumers and communities once again.”

Under the terms of the merger agreement, which has been unanimously approved by the boards of directors of both companies, stockholders of First West Virginia will be entitled to elect to receive $28.50 in cash or 0.9583 shares of CB common stock for each share of First West Virginia common stock, subject to proration to ensure that at closing 80% of the outstanding shares of First West Virginia common stock are exchanged for shares of CB common stock and the remaining 20% are exchanged for cash.  The transaction is expected to qualify as a tax-free reorganization for both companies and as a tax-free exchange for First West Virginia stockholders who receive shares of CB common stock in exchange for their shares of First West Virginia common stock.

Effective upon the closing of the merger, Mr. Petroplus, and two other current First West Virginia directors to be selected by both parties, will be appointed to the boards of directors of CB and Community Bank.

CB and First West Virginia expect to complete the transaction in the second quarter of 2018.  The completion of the transaction is subject to the satisfaction of customary closing conditions, including the receipt of regulatory approvals and the approval of the stockholders of CB and First West Virginia.

Keefe, Bruyette & Woods, Inc. acted as financial advisor to CB, and Luse Gorman, PC served as legal counsel.  D.A. Davidson & Co. acted as financial advisor to First West Virginia, and Bowles Rice LLP served as legal counsel.

An investor presentation will be available on Community Bank’s website (www.communitybank.tv).

Conference Call

CB management will review additional information regarding the transaction in a conference call beginning at 10:00 a.m., Eastern Time, on Friday, November 17, 2017.  The call may be accessed by dialing 1-(844) 507-6324 (toll-free).

A replay will be available approximately two hours after the end of the conference call, and will remain available for 30 days, and may be accessed as follows:

Toll-Free: (855) 859-2056
Conference ID: 7193389

Additional Information About the Merger and Where to Find It

CB Financial Services, Inc. will file a registration statement with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended. The registration statement will include a joint proxy statement/prospectus and any other relevant documents filed with the SEC in connection with the proposed merger.  CB AND FIRST WEST VIRGINIA STOCKHOLDERS ARE ADVISED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

The joint proxy statement/prospectus and other relevant materials (when they become available), and any other documents CB will file with the SEC, may be obtained free of charge at the SEC's website (www.sec.gov).  In addition, investors and stockholders may obtain free copies of the documents from the CB website at www.communitybank.tv under the tab “About Us—Investor Relations” and then the link “SEC Filings.”

Participants in the Solicitation

CB, First West Virginia and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of CB and First West Virginia in connection with the proposed merger.  Information about the directors and executive officers of CB is set forth in the proxy statement for the CB 2017 annual meeting of stockholders, as filed with the SEC on Schedule 14A on April 12, 2017.  Information about the directors and executive officers of First West Virginia will be included in the joint proxy statement/prospectus when it becomes available. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction and a description of their direct and indirect interests, by security holdings or otherwise, may be obtained by reading the joint proxy statement/prospectus and other relevant documents regarding the proposed merger to be filed with the SEC when they become available.

This press release does not constitute an offer of any securities for sale.  The shares of common stock of CB are not savings or deposit accounts and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

About CB Financial Services, Inc.

CB Financial Services, Inc. is the bank holding company for Community Bank, a Pennsylvania-chartered commercial bank. Community Bank operates 16 offices in Greene, Allegheny, Washington, Fayette, and Westmoreland Counties in southwestern Pennsylvania. Community Bank offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance brokerage services through Exchange Underwriters, Inc., its wholly owned subsidiary.

About First West Virginia Bancorp, Inc.

First West Virginia Bancorp, Inc. is the bank holding company for Progressive Bank, N.A., a national association.  Progressive Bank operates seven full-service branch offices in West Virginia and one full-service branch office in Ohio.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act, relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of CB and First West Virginia. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “will,” “should,” “project,” “goal,” and other similar words and expressions. These forward-looking statements involve certain risks and uncertainties. In addition to factors previously disclosed in CB’s reports filed with the SEC and those identified elsewhere in this press release, the following factors among others, could cause actual results to differ materially from forward-looking statements or historical performance: ability to obtain regulatory approvals and meet other closing conditions to the merger, including approval by CB’s and First West Virginia’s stockholders, on the expected terms and schedule; delay in closing the merger; difficulties and delays in integrating the respective businesses of CB and First West Virginia or fully realizing cost savings and other benefits; business disruption following the merger; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer acceptance of CB products and services; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; and the impact, extent and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms. CB and First West Virginia undertake no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

Contacts:

CB Financial Services, Inc.
Barron P. McCune, Jr.
Vice Chairman and Chief Executive Officer
(724) 225-2400

CB Financial Services, Inc.
Patrick G. O’Brien
President
(724) 223-8310

First West Virginia Bancorp, Inc.
William G. Petroplus
President and Chief Executive Officer
(304) 277-1100